Exhibit 99.1

Michael McConnell
Chief Financial Officer and Treasurer
503-495-4651
mmcconnell@digimarc.com

Leslie Constans
Digimarc Public Relations
503-495-4568
lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Announces Review of Accounting
Treatment Regarding Capitalization of Certain Expenditures

Advises That Prior Period Financial Statements May be Restated

Tualatin, OR – September 13, 2004 – Digimarc Corporation (NASDAQ: DMRC) today announced that it is reviewing certain accounting practices and previously reported financial statements as a result of possible errors discovered by management of the Company in the accounting for software development costs and project capitalization at its Digimarc ID Systems business unit.  Management has presented its preliminary findings to members of the Company’s audit committee and, in consultation with and under the supervision of the Company’s audit committee, will be continuing its review of the Company’s accounting for software development and project costs at ID Systems.

Management’s preliminary assessment is that certain software development costs have been improperly capitalized.  These possible errors are estimated to be in the range of approximately $1.2 million to $2.0 million and may require a restatement of prior period financial statements from 2002 to 2004.

Management is also reviewing other project cost capitalization accounting practices of ID Sytems and this review may also result in additional adjustments which may affect prior periods.  These potential additional adjustments, if necessary, are currently estimated not to exceed $1.5 million.

The impact of these possible errors on prior and current period financials has not been determined, but it is expected that if a restatement is required, it would negatively affect reported historical results.  Regardless of whether there is a restatement, the Company may incur current period charges from some of these items as well as costs associated with its accounting review and any required restatement.  Accordingly, due to the current uncertainty regarding the amount of these costs and charges, the Company is withdrawing its previously issued guidance for the third quarter except with respect to anticipated revenue.

Management currently believes that restatement of its results for the first two quarters of 2004 and for the full year of 2003 is likely to be required.  Accordingly, the Company’s previously reported financial statements for full fiscal year 2003 and the first two quarters of 2004 should no longer be relied upon until such time as the Company completes its review.  The Company has not yet reached a conclusion as to whether the impact on quarterly periods within 2003 and periods prior to 2003 will warrant a restatement of the financial statements for those periods.  As soon as practicable following the completion of its review, the Company intends to announce its final conclusions regarding these accounting issues and, if necessary, file any amendments to its previous filings with the Securities and Exchange Commission that may be required.

Management identified the potential accounting errors with respect to Digimarc ID Systems as part of its previously reported process of implementing additional controls and procedures.  As part of this ongoing review, which is being overseen by the Company’s new Chief Financial Officer, management has identified additional control and process weaknesses in connection with the recently discovered accounting errors, and is in the process of implementing enhanced controls and procedures to address these weaknesses.

The Company and its audit committee have notified, and engaged in initial discussions with, the Company’s independent auditors regarding the foregoing matters but no conclusions have yet been reached.  The Company is working closely with the Company’s auditors to address these matters.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable the production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and the District of Columbia and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 174 issued U.S. patents with more than 3,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements relating to the expected outcome of the

Company’s on-going review, statements regarding the anticipated nature and scope of the Company’s accounting errors, statements relating to the anticipated timing of the Company’s restatement of its financial statements, statements relating to the expected impact of a restatement on the Company, and other statements of management’s opinion or expectations. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, the actual results of the on-going review into accounting errors, the actual timing of the Company’s restatement of financial statements and the need for any follow-on actions in connection with the Company’s accounting practices and the impact of the Company’s anticipated restatement and the reaction to it from the Company’s stockholders and customers, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including the company’s Form 10-Q for the fiscal quarter ended June 30, 2004, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, “Risks Related to Our Business” and “Risks Related to Our Market” and in Part I, Item 4 thereof (“Controls and Procedures”).

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